Registration  No. 333-

     As filed with the Securities and Exchange Commission on March 20, 1998.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ALLIED WASTE INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)
          Delaware                                        88-0228636
  (State or Other Jurisdiction           (I.R.S. Employer Identification Number)
 of Incorporation or Organization)

                   15880 North Greenway/Hayden Loop, Suite 100
                            Scottsdale, Arizona 85260
                                                   (602) 423-2946
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  ALLIED WASTE INDUSTRIES, INC. 1994 AMENDED AND RESTATED INCENTIVE STOCK PLAN
                              (Full Title of Plan)

                                Henry L. Hirvela
                          Allied Waste Industries, Inc.
                   15880 North Greenway/Hayden Loop, Suite 100
                            Scottsdale, Arizona 85260
                                 (602) 423-2946
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:
                                 David C. Golay
                    Fried, Frank, Harris, Shriver & Jacobson
                               One New York Plaza
                            New York, New York 10004
                                 (212) 859-8000

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
                                                             Proposed Maximum       Proposed
                Title of                      Amount to          Offering       Maximum Aggregate      Amount of
       Securities to be Registered        be registered (1)   Price Per Share  Offering Price (2)   Registration Fee
                                                                    (2)                                   (2)
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share         1,000,000             $24.625         $24,625,000         $7,264
======================================================================================================================

(1) Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of Common Stock issuable as a result of the anti-dilution provisions of the Plan.

(2) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the high and low prices per share of Common Stock, as reported by the Nasdaq Stock Market, Inc. on March 17, 1998. Pursuant to General Instruction E. to Form S-8, the registration fee is calculated only with respect to the additional securities registered under the Plan.

     This registration statement registers additional securities related to the Allied Waste Industries, Inc. 1994 Amended and Restated Incentive Stock Plan of the same class as other securities for which a registration statement on Form S-8, no. 33-79654 (the Previous Registration Statement", has been previously filed. Pursuant to General Instruction E. of Form S-8, the contents of the Previous Registration Statement are hereby incorporated by reference.

                                                                   PROSPECTUS


                                1,000,000 Shares


                          ALLIED WASTE INDUSTRIES, INC.


                                  Common Stock


     The 1,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Allied Waste Industries, Inc. (the "Company" or "Allied") offered hereby are issuable upon the exercise of certain options granted to the Selling Security Holders under the Company's 1994 Amended and Restated Incentive Stock Plan and are being offered (the "Offering") by the Selling Security Holders. The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. See "Selling Security Holders."

         The Company's Common Stock is traded on the National Market Tier of The Nasdaq Stock Market ("Nasdaq") under the symbol "AWIN." On March 17, 1998, the last reported closing sale price of the Common Stock on Nasdaq was $24.6875 per share.

         The Common Stock may be offered and sold from time to time by Selling Security Holders named herein under the caption "Selling Security Holders" through dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the Offering of Common Stock in respect of which this Prospectus is being delivered, including any public offering price, any commissions paid to dealers or agents and the proceeds to the Selling Security Holders, and any other material terms shall be as set forth in a Prospectus Supplement. See "Plan of Distribution."


     See "Risk Factors" beginning on page 5 for a discussion of certain factors that should be considered in connection with an investment in the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is March 20, 1998.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in, or incorporated by reference in, this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of the Company since such date.

                                TABLE OF CONTENTS

                                                                          Page
Incorporation of Certain Documents by Reference.....................        3
The Company.........................................................        4
Risk Factors........................................................        5
Disclosure Regarding Forward Looking Statements.....................       11
Selling Security Holders............................................       11
Plan of Distribution................................................       12
Legal Matters.......................................................       14
Experts.............................................................       14
Available Information...............................................       14

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference (i) the Company's Annual Report on form 10-K for the year ended December 31, 1996, as amended; (ii) the Company's Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) the Company's Definitive Proxy Materials in accordance with Schedule 14A dated June 10, 1997; (iv) the Company's Current Reports on Form 8-K, as amended, dated January 9, 1997, January 30, 1997, February 14, 1997, February 19, 1997, May 2, 1997, August 27, 1997 and November 4, 1997; (v) the description of the Common Stock set in the Company's Form 10 dated May 14, 1991; and (vi) and all other reports filed by the Company pursuant to Section 13(a), 14 or 15(d) of the Exchange Act since December 31, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the Offering will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to Allied Waste Industries, Inc., 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, Attn:
Investor Relations, telephone (602) 423-2946.

                                   THE COMPANY

         The Company is a major solid waste management company in the United States, as measured by revenues. The Company is a vertically-integrated, non-hazardous solid waste management company providing collection, transfer, processing and disposal services. As of January 31, 1998, the Company serves approximately 1.4 million customers in 18 states. The Company currently conducts its operations through a network of 79 collection companies, 43 transfer stations, 57 landfills and 21 recycling facilities. The Company has revenues of $246.7 million for the year ended December 31, 1996 and $205.1 million and $633.3 million for the nine months ended September 30, 1996 and 1997, respectively. The substantial increase in revenues in the first nine months of 1997 compared to the same period in 1996 is primarily attributable to the acquisition by Allied of the solid waste business of Laidlaw Inc.
("Laidlaw") on December 30, 1996 (the "Laidlaw Acquisition").

         Allied was incorporated under the laws of the State of Delaware in July 1989. The principal executive offices of Allied are located at 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona, 85260 and its telephone number is (602) 423-2946.

                                  RISK FACTORS

In evaluating the Company and its business, prospective investors should carefully consider all of the information set forth in this Prospectus and should give particular attention to the following risk factors.

Risks  Associated  with  Allied's  Strategy;  Potential  Difficulty  in
Obtaining  Suitable  Landfills,   Collection Operations, Transfer Stations
and Permits

         Allied's strategy depends on its ability to identify and acquire appropriate landfills, collection operations and transfer stations. There can be no assurance that Allied will be able to locate appropriate acquisition candidates, that any identified candidates will be acquired or that acquired operations will be integrated effectively or prove profitable. Completion of an acquisition requires the expenditure of sizable amounts of capital and the competition among companies pursuing an acquisition strategy may increase capital requirements. Allied could be forced to alter its strategy in the future if such candidates become unavailable or too costly. In addition, obtaining permits to operate non-hazardous solid waste landfills has become increasingly difficult and expensive, often taking a number of years to obtain, requiring numerous hearings and compliance with zoning, environmental and other regulatory measures, and often being subject to resistance from citizen or other groups. There can be no assurance that Allied will be successful in obtaining the permits it requires, and an inability to receive such permits could have an adverse effect on Allied's future results of operations. In some areas, suitable land may be unavailable for new landfill sites. There can be no assurance that Allied will be successful in obtaining new landfill sites or expanding the permitted capacity of its current landfills once its landfill capacity has been consumed. In such event, Allied could be forced to dispose of collected waste at landfills operated by its competitors, which could have an adverse effect on Allied's landfill revenues and collection expenses.

Limited Operating History in Regard to Acquired Businesses

         Allied has a limited operating history with regard to a significant portion of its operations. During 1996, Allied acquired 21 companies, excluding the Laidlaw Acquired Businesses (as defined below), which collectively comprised approximately $78.8 million or 31.9% of Allied's revenue in 1996. In December 1996, Allied acquired (the "Laidlaw Acquisition") substantially all of the non-hazardous solid waste management businesses conducted by Laidlaw Inc. ("Laidlaw") in the United States and Canada. The businesses acquired from Laidlaw (on a pro forma basis after giving effect to the sale by Allied of all of the Canadian solid waste business acquired in the Laidlaw Acquisition, the "Laidlaw Acquired Businesses") generated revenues for the twelve months ended November 30, 1996 of approximately $494.5 million. The revenues for the year ended December 31, 1996 generated by the operations of Allied excluding such Laidlaw Acquired Businesses were approximately $246.7 million.

         Allied expects to continue to acquire appropriate landfills, collection operations and transfer stations in the future. The financial position and results of operations of Allied will depend to a large extent on Allied's ability to integrate acquired operations effectively and to realize expected financial benefits and operational efficiencies. There can be no assurance that Allied's efforts to integrate acquired operations will be effective, or that expected financial benefits and operational efficiencies will be realized. Failure to effectively integrate acquired operations could have an adverse effect on Allied's future results of operations. As Allied continues to pursue its acquisitions strategy in the future, its financial position and results of operations may fluctuate significantly from period to period.

Capital Requirements and Limited Working Capital

         Allied intends to fund its cash needs through cash flow from operations and borrowings under an Amended and Restated Bank Agreement (the "Senior Credit Facility") dated October 1, 1997 with Goldman Sachs Credit Partners, L.P., as syndication agent, Credit Suisse First Boston, as administrative agent, and Citibank, N.A., as documentation agent, and the other bank lenders named therein and its equipment lease facilities. Because of the capital intensive nature of the solid waste industry, Allied may use amounts in excess of the cash generated from operations to retire and service debt and fund acquisitions, landfill development and capital expenditures. A substantial portion of Allied's available cash will be required to be applied to service indebtedness, which is expected to include approximately $156.1 million in annual principal and interest payments. During 1998, Allied also expects to spend approximately $209.3 million for capital, closure and post-closure, and remediation expenditures and has provided approximately $311 million in financial assurance obligations related to its landfill operations. Amounts expended on capital expenditures and financial assurance obligations will increase as a result of any acquisitions or expansions of Allied's operations. As a result of these capital requirements, Allied may periodically have low levels of working capital or be required to finance working capital deficits.

         Further regulatory action by federal, state and local governments could accelerate expenditures for closure and post-closure monitoring and obligate Allied to spend sums in addition to those presently reserved for such purposes. These factors, together with the other factors discussed above, could substantially increase Allied's operating costs and impair Allied's ability to invest in its facilities.

         Allied's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of Allied believes that available cash flow, together with available borrowing under the Senior Credit Facility, and other sources of liquidity, will be adequate to meet Allied's anticipated future requirements for working capital, letters-of-credit, capital expenditures and scheduled payments of principal of, and interest on debt incurred under the Senior Credit Facility, and interest on the Allied Waste North America ("AWNA") 10.25% Senior Subordinated Notes due 2006 (the "AWNA Notes") and, commencing December 1, 2002, on Allied's 11.30% Senior Discount Notes due 2007 (the "Allied Notes"). However, the principal payments at maturity on the AWNA Notes and the Allied Notes may require refinancing. There can be no assurance that Allied's business will generate sufficient cash flow from operations or that future financings will be available in an amount sufficient to enable Allied or AWNA to service its indebtedness or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms, or at all. Additionally, depending on the timing, amount and structure of any future acquisitions and the availability of funds under the Senior Credit Facility, Allied may need to raise additional capital to fund the acquisition and integration of additional solid waste businesses. There can be no assurance that Allied will be able to secure such additional funding on favorable terms, if at all.

Competition from Other Companies and Municipalities; Landfill Alternatives

         The non-hazardous solid waste industry is led by five large national waste management companies, one of which is Allied, and includes numerous regional and local companies, all of which contribute to the high level of competition that characterizes the industry. Some of these companies have considerably greater financial and operational resources than Allied. In addition, cities and counties that operate their own waste collection and disposal facilities often enjoy the benefits of tax-exempt financing and may control the disposal of waste collected within their jurisdictions.

         Alternatives to landfill disposal, such as recycling and composting, are increasingly being used, and incineration continues to be utilized in some markets in which Allied operates. There has also been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This trend may result in a reduction in the volume of waste going to landfills in certain areas, which may affect Allied's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which Allied operates landfills have adopted plans or requirements that set goals for specified percentages of certain solid waste items to be recycled. These recycling goals will be phased in over the next few years.

Substantial Leverage; Ability to Service Debt; Dependence on Distributions from Subsidiaries

         Allied has substantial indebtedness with significant debt service requirements and is highly leveraged. At September 30, 1997, Allied's consolidated debt was approximately $1,168.3 million. The degree to which Allied is leveraged has important consequences, including the following: (i) the ability of Allied to obtain additional financing in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be impaired, (ii) a substantial portion of Allied's cash flow from operations is required to be dedicated to the payment of principal and interest on its debt, thereby reducing funds available to Allied for other purposes, (iii) Allied's flexibility in planning for or reacting to changes in market conditions may be limited, (iv) Allied may be more vulnerable in the event of a downturn in its business and (v) to the extent of Allied's outstanding debt under the Senior Credit Facility at variable rates that have not been hedged, Allied will be vulnerable to increases in interest rates. At September 30, 1997, approximately $297 million in aggregate borrowings were outstanding under the Senior Credit Facility. All borrowings under the Senior Credit Facility will mature in 2003.

         The ability of Allied to meet its debt service obligations will depend on the future operating performance and financial results of Allied, which will be subject in part to factors beyond the control of Allied. Although Allied believes that its cash flow will be adequate to meet its interest payments, there can be no assurance that Allied will continue to generate earnings in the future sufficient to cover its fixed charges. If Allied is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under either the Senior Credit Facility or from other sources, it may be required to refinance all or a portion of its existing debt or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds which Allied could realize therefrom. In addition, the terms of certain of its debt restrict Allied's ability to sell assets and Allied's use of the proceeds therefrom.

         Allied holds all of its assets and conducts all of its operations through its subsidiary AWNA and AWNA's subsidiaries. Allied thus derives all of its operating income and cash flow from AWNA and must rely upon distributions from AWNA to generate the funds necessary to meet its obligations. If for any reason, including a shortfall in anticipated operating results or proceeds from asset sales, AWNA were unable to meet its debt service obligations, it would be in default under the terms of certain of its debt. In the event of such a default, the holders of such debt could elect to declare all of such debt immediately due and payable, including accrued and unpaid interest, and to terminate their commitments with respect to funding obligations under such debt. In addition, such holders could proceed against any collateral which, in the case of certain debt, consists of the capital stock of AWNA and its subsidiaries and substantially all of the assets of AWNA and its subsidiaries. Any default with respect to any of AWNA's debt could result in a default under other debt or result in the bankruptcy of AWNA.

Restrictions Imposed by the Senior Credit Facility, the Allied Notes and the AWNA Notes

         The Senior Credit Facility and the indentures relating to the Allied Notes and the AWNA Notes contain a number of significant covenants that, among other things, will restrict the ability of Allied and its subsidiaries to dispose of assets, incur additional indebtedness, incur liens on property or assets, repay other indebtedness, pay dividends, enter into certain investments or transactions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect Allied's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of Allied. In addition, the Senior Credit Facility also requires Allied to maintain compliance with certain financial ratios. The ability of Allied to comply with such ratios may be affected by events beyond Allied's control. A breach of any of these covenants or the inability of Allied to comply with the required financial ratios could result in a default under the Senior Credit Facility or either or both of the indentures relating to the Allied Notes and the AWNA Notes. In the event of any such default under the Senior Credit Facility, the lenders under the Senior Credit Facility could elect to declare all borrowings outstanding under the Senior Credit Facility, together with accrued interest and other fees, to be due and payable, to require Allied to apply all of its available cash to repay such borrowings or to prevent Allied from making debt service payments on any indebtedness of Allied. If Allied were unable to repay any such borrowings when due, the lenders could proceed against their collateral. In the event of a default under the indenture relating to the Allied Notes or the AWNA Notes, the holders of such notes could elect to declare such notes to be due and payable. If the indebtedness under the Senior Credit Facility, the Allied Notes or the AWNA Notes were to be accelerated, it is unlikely that the assets of Allied and/or AWNA would be sufficient to repay amounts due on other debt securities then outstanding.

Reliance on Management

         Allied will rely significantly on the services of its senior management team. Allied could be adversely affected if any member of the senior management team were unwilling or unable to continue in Allied's employ. There can be no assurance that Allied will be successful in locating, hiring or retaining qualified personnel.

Cost of Compliance with Environmental Regulations; Risk of Future Litigation

         The scope and stringency of laws and regulations designed to protect the environment have increased dramatically. Compliance with the evolving and expanding regulatory requirements, including the adoption in October 1991 of Subtitle D regulations ("Subtitle D") pursuant to the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), has been and will continue to be costly. Rigorous regulatory standards require waste management companies to enhance or replace equipment and to modify landfill operations or, in some cases, to close landfills. There can be no assurance that Allied will be able to implement price increases sufficient to offset the cost of complying with these standards. In addition, environmental regulatory changes could accelerate expenditures for closure and post-closure monitoring at solid waste facilities and obligate Allied to spend sums in addition to those presently reserved for such purposes. These factors could increase substantially Allied's operating costs as well as the possibility of the impairment of Allied's investment in its facilities.

         In addition to the costs of complying with environmental regulations, Allied will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on Allied for alleged failure to comply with laws and regulations or to revoke or to deny the renewal of, Allied's permits and licenses. In addition, governmental agencies, as well as surrounding landowners, may assert claims against Allied alleging environmental damage or violations of permits and licenses pursuant to which Allied operates. Citizens' groups have become increasingly active in challenging the grant or renewal of permits and licenses, and responding to such challenges has further increased the costs associated with permitting new facilities or expanding current facilities. A significant judgment against Allied, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse affect on Allied's financial condition.
         Certain of Allied's waste disposal operations traverse state boundaries. Such operations could be adversely affected if the federal government or a state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage disposal, within state boundaries, of waste collected outside of the state.

         As a condition to the Laidlaw Acquisition, Allied engaged Emcon Environmental Services, Inc. ("Emcon"), an independent environmental consultant, to conduct environmental assessments of the subsidiaries acquired in the Laidlaw Acquisition (the "LSW Subsidiaries"). In its reports (the "Emcon Report"), Emcon identified several contaminated landfills and other locations, including landfills and other locations owned by the LSW Subsidiaries, that could pose significant sources of liability to the LSW Subsidiaries. The costs of performing the investigation, design, remediation and allocation of responsibility to the subsidiaries of Allied vary significantly between sites. Based on the information available, Allied recorded a provision of $51.5 million for environmental matters, including closure and post-closure costs, in the 1996 consolidated statement of operations and expects these amounts to be disbursed over the next 30 years. The actual liability at these sites cannot currently be determined due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the ultimate apportionment of responsibility among such potentially responsible parties.

     The representations made by the Laidlaw sellers in the Stock Purchase Agreement, dated September 17, 1996, among Allied, AWNA and Laidlaw, among others, relating to the Laidlaw Acquisition (the "Laidlaw Acquisition Agreement") with respect to environmental matters (i) terminated on the closing of the Laidlaw Acquisition as to all matters disclosed in writing to Allied at least five business days prior to the closing or disclosed with specificity in the Emcon Report and (ii) terminate on the third anniversary of the closing of the Laidlaw Acquisition as to all matters other than those described in clause
(i) and which are known to Laidlaw on the closing date. The Laidlaw Acquisition Agreement further provided that Laidlaw's indemnification obligations with respect to environmental matters would be limited to the amount by which the aggregate of all such damages exceed a $1.0 million basket, without giving effect to any materiality qualifications. At the closing of the Laidlaw Acquisition, Allied and Laidlaw entered into a Special Environmental Indemnity, which provided that the indemnity in respect of properties located at Etobicoke, Ontario, Delafield, Wisconsin and Gary Lagoons, Indiana would not be subject to the three-year limitation or any basket. In connection with Allied's repurchase of two junior subordinated debentures with an aggregate face amount of $318.3 million and a warrant to acquire 20.4 million shares of Allied common stock, all of which were issued as consideration in the Laidlaw Acquisition, for cash consideration of $230 million, Allied has agreed that the indemnity for damages arising out of the Etobicoke, Ontario and Delafield, Wisconsin sites will be limited to a three-year period from the closing of the Laidlaw Acquisition and to an amount in excess of a $25 million basket with such $25 million basket to be reduced by any damages to which the $1 million basket in the Laidlaw Acquisition Agreement applies.

Hazardous Substances Liability

         The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), has been interpreted to impose joint and several liability on current and former owners or operators of facilities at which there has been a release or a threatened release of a "hazardous substance" and on persons who generate, transport or arrange for the disposal of such substances at the facility. Hundreds of substances are defined as "hazardous" under CERCLA and their presence, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting such a cleanup can be significant. Notwithstanding its efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, such substances may be present in waste collected by Allied or disposed of in its landfills, or in waste collected, transported or disposed of in the past by acquired companies. Cleanup liability may arise under various state laws similar to CERCLA. As used in this Prospectus, "non-hazardous waste" means substances, including asbestos, that are not defined as hazardous wastes under federal regulations.

Potential Undisclosed Liabilities Associated with Acquisitions

         In connection with any acquisition of business or assets by Allied, there may be liabilities that Allied fails or is unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which Allied, as a successor owner, may be responsible.

Potential Uninsured or Underinsured Environmental Liabilities

         As is typically the case in the solid waste industry, Allied is able to obtain only very limited environmental impairment insurance regarding its landfills. An uninsured or underinsured claim of sufficient magnitude would require Allied to fund such claim from cash flow generated by operations or borrowings under the Senior Credit Facility or other sources of liquidity. There can be no assurance that Allied would be able to fund any such claim from operations, the Senior Credit Facility or elsewhere.

Laidlaw Tax Indemnification

         Laidlaw has disclosed to Allied the existence of a tax controversy (the "Tax Controversy") in the amount of more than $385 million with the United States Internal Revenue Service (the "IRS") involving the consolidated U.S. federal income tax liability for the fiscal years 1986 through 1991 of the members of an affiliated group of corporations (the "LTI U.S. Consolidated Tax Group") within the meaning of Section 1504(c) of the Internal Revenue Code ("IRC"), of which Laidlaw Transportation, Inc. ("LTI") is the common parent corporation (which includes LTI, those Laidlaw Acquired Businesses which are incorporated in the U.S. (the "LSW U.S. Subsidiaries"), and other U.S. subsidiaries of LTI which were not acquired in the Laidlaw Acquisition). The LTI U.S. Consolidated Tax Group has also received notice that fiscal years 1992, 1993 and 1994 will be examined regarding this issue. Under Treasury Regulations promulgated under Section 1502 of the IRC, each member of the LTI U.S. Consolidated Tax Group including each LSW U.S. Subsidiary, is or could be severally liable for United States federal income tax liabilities of the entire LTI U.S. Consolidated Tax Group, including all amounts at issue in the Tax Controversy which are ultimately determined to be owed.

         Allied has obtained an indemnity from Laidlaw certain of its subsidiaries (the "Laidlaw Group") which covers the amounts at issue in the Tax Controversy for which any LSW U.S. Subsidiary may ultimately be found liable. The obligation of the Laidlaw Group is to indemnify Allied in respect of amounts at issue in the Tax Controversy is a general, unsecured obligation of the Laidlaw Group. The ability of the Laidlaw Group to pay and fulfill such indemnification obligation will depend on the financial condition of the Laidlaw Group at the time of any required performance of such obligation, as to which Allied has no assurance.

Shares Eligible for Future Sale; Potential Adverse Effect on Stock Price; Registration Rights

     Based on the number of outstanding shares of Common Stock as of February 28, 1998, Allied has outstanding a total of 112,670,209 shares of Common Stock, including 804,942 shares of Common Stock subject to outstanding warrants and 7,189,986 shares of Common Stock subject to stock options granted under Allied's stock options plans. See Note 8 of Notes to Allied's Consolidated Financial Statements, included in Allied's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended, filed under the Exchange Act and incorporated by reference herein. Of such shares, approximately 86,205,062 shares of Common Stock, and approximately, 572,827 shares issuable upon exercise of warrants held by non-affiliates of Allied and 1,296,872 shares issuable upon exercise of vested stock options held by non-affiliates of Allied will be immediately eligible for sale in the public market without restriction, except for shares purchased by or issued to an affiliate of Allied (within the meaning of the Securities Act), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. 26,376,765 shares of Common Stock are owned by certain private securities investment funds affiliated with either Apollo Advisors II, L.P. or the Blackstone Group (collectively, the "Apollo Blackstone Investors"). For so long as the Apollo/Blackstone Investors remain an affiliate of Allied, any shares of Common Stock held by the Apollo/Blackstone Investors will only be available for public sale if such shares are registered under the Securities Act of wold in accordance with an applicable exemption from registration, such as Rule 144, pursuant to which the Apollo/Blackstone Investors would be subject to the volume and other limitations under such rule. Three months after the Apollo/Blackstone Investors were to cease to be an affiliate of Allied, all of such shares held for more than two years would then immediately become eligible for public sale without being subject to the limitations of Rule 144. In addition, the Apollo/Blackstone Investors are entitled to require Allied to register their shares of Common Stock at any time after May 15, 1999 and holders of 129,250 shares of Common Stock and holders of warrants to purchase 647,827 shares of Common Stock currently may require Allied to register their shares of Common Stock. Allied and its directors, executive officers and regional vice presidents have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of Allied that are substantially similar to the shares of Common Stock, or any other security convertible into or exchangeable for, or that represent the right to receive shares of Common Stock or any such similar securities, except for shares of Common Stock issuable pursuant to convertible debt securities, warrants and stock options outstanding on the date of this Prospectus Supplement and shares of Common Stock (or securities convertible or exchangeable into shares of Common Stock) to be issued solely in connection with acquisitions, for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of the Underwriter, except for the shares of Common Stock offered in the Offerings.

         No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

Impact of Adverse Weather Conditions

         The collection and landfill operations of Allied could be adversely affected by protracted periods of inclement weather which delay the development of landfill capacity, the transfer of waste or reduce the volume of waste generated. There can be no assurance that protracted periods of inclement weather will not have a material adverse effect on Allied's future results of operations.


                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

         This Prospectus contains certain statements that are "Forward Looking Statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements include, among other things, the discussions of the Company's business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, as well as statements concerning the integration of the operations of businesses and assets that have been acquired by the Company and the achievement of financial benefits and operational efficiencies in connection therewith. Although the Company believes that the expectations reflected in such Forward Looking Statements are reasonable, they can give no assurance that such expectations will prove to be correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, number of acquisitions and projected or anticipated benefits from acquisitions made by or to be made by the Company, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results and financial conditions. All phases of the operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the Forward Looking Statements made by the Company ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this section and in "Risk Factors."








                            SELLING SECURITY HOLDERS

         The following table sets forth certain information regarding each Selling Security Holder at December 31, 1997.

                                                                                                       Percentage
Name                                                                                                   Owned After
                                                     Number of       Shares Owned      Shares Owned     Offering
                                                   Shares Offered   Before Offering   After Offering
Roger A. Ramsey.................................       500,000 (1)     1,141,848 (2)      908,848          0.9
Thomas H. Van Weelden...........................       500,000 (1)     1,529,194 (3)    1,295,860          1.2


(1)  Includes  300,000  shares of Common Stock that may be acquired on the exercise of options  after the  underlying options vest.
(2)  Includes (i) 694 shares of Common Stock that are  beneficially  owned by an affiliate of Mr. Ramsey and (ii) 809,675 shares of Common Stock that may be acquired on the exercise of options.
(3)  Includes 632,175 shares of Common Stock that may be acquired on the exercise of options and warrants.

         The number of shares of Common Stock set forth above under the caption "Number of Shares Offered" represents the aggregate number of shares of Common Stock offered by each Selling Security Holder. The number of shares of Common Stock set forth above under the captions "Shares Owned Before Offering" and `Shares Owned After Offering" represent the aggregate number of shares of Common Stock beneficially owned by each Selling Security Holder before and after completion of the Offering, respectively. The number set forth above under the caption "Percentage Owned After Offering" represents the percentage of the Common Stock beneficially owned by each Selling Security Holder after completion of the Offering. Each Selling Security Holder may, but is not required to, sell all of the shares of Common Stock owned by such Selling Security Holder.

         Roger A. Ramsey is the current Chairman of the Board of the Company. Thomas H. Van Weelden is the current President and Chief Executive Officer of the Company.

                              PLAN OF DISTRIBUTION

         The Selling Security Holders may offer the shares of Common Stock subject to this Prospectus from time to time, on Nasdaq or otherwise, in one or more offerings through underwriters, dealers or agents, or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices.

         If underwriters are used in any offering of shares of Common Stock, the underwriter or underwriters with respect to such offering will be named in a Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the shares of Common Stock offered thereby. Firms not so named will have no direct or indirect participation in the underwriting of such Common Stock, although such a firm may participate in the distribution of such Common Stock under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of shares of Common Stock will (i) entitle the underwriters to indemnification by the Company and the Selling Security Holders against certain civil liabilities under the Securities Act; (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent; and (iii) provide that the underwriters will be obligated to purchase all shares of such Common Stock so offered if any shares are purchased. If underwriters are used in any offering of Common Stock, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

         If a dealer is used in any offering of Common Stock, the Selling Security Holder will sell such Common Stock to the dealer as principal. The dealer may then resell such Common Stock to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

         Common Stock may be offered through agents designated by the Selling Security Holders from time to time. Any such agent will be named, and the terms of any such agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise set forth in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         Dealers or agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Common Stock offered thereby. Unless otherwise set forth in the applicable Prospectus
Supplement, such dealers or agents may, under agreements with the Selling Security Holders, be entitled to indemnification by the Company or the Selling Security Holders against certain civil liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.

         Offers to purchase Common Stock may be solicited, and sales thereof may be made, by the Selling Security Holders directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. Certain of such purchasers may be deemed to be underwriters with respect to any resale by them of Common Stock so acquired. This Prospectus may be delivered by any such purchaser in connection with any such resales. Such resales may be through underwriters, dealers or agents, or directly to one or more purchasers, all in the manner described above.

                                  LEGAL MATTERS

         Certain legal matters in connection with the shares of Common Stock offered hereby will be passed on for the Company by Fried, Frank, Harris, Shriver and Jacobson, New York, New York.


                                     EXPERTS

         The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

         The audited consolidated financial statements of Laidlaw Solid Waste Management Group incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Coopers & Lybrand, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission)" in Washington, D.C. a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered by this Prospectus. Statements made in this Prospectus regarding the contents of any contract or document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed to the Registration Statement. Each such statement is qualified in its entirety by such reference. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, 13th Floor, New York, New York 10007, and at its site on the World Wide Web at http://www.sec.gov. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Common Stock is listed on Nasdaq and material filed by the Company can be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

Item 8.  Exhibits.

       Exhibit                              Description
        5.1               Opinion of Fried, Frank, Harris, Shriver and Jacobson
       23.1               Consent of Arthur Andersen LLP
       23.2               Consent of Coopers & Lybrand
       23.3 Consent of Fried, Frank, Harris, Shriver and Jacobson (included in Exhibit 5.1 opinion)
       24.1               Power of Attorney (included on signature page)

                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Roger A. Ramsey, Henry L. Hirvela, Peter S. Hathaway, each of them, with full power to act alone, as attorney and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on March 20, 1998.

                                 ALLIED WASTE INDUSTRIES, INC.
                                 By:    /s/ Henry L. Hirvela
                                            Henry L. Hirvela
                                  Vice President - Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities indicated on March 20, 1998.

   Signature                                  Title
/s/ ROGER A. RAMSEY              Chairman of the Board of Directors
Roger A. Ramsey

/s/ THOMAS H. VAN WEELDEN        Director, President and Chief Executive Officer
Thomas H. Van Weelden            (Principal Executive Officer)

/s/ HENRY L. HIRVELA             Vice President - Chief Financial Officer
Henry L. Hirvela                 (Principal Financial Officer)

/s/ PETER S. HATHAWAY            Vice President - Chief Accounting Officer
Peter S. Hathaway                (Principal Accounting Officer)

/s/ NOLAN LEHMANN                Director
Nolan Lehmann

/s/ ALAN B. SHEPARD              Director
Alan B. Shepard

/s/ BRIAN A. O'LEARY             Director
Brian A. O'Leary

/s/ MICHAEL GROSS                Director
Michael Gross

/s/ HOWARD A. LIPSON             Director
Howard A. Lipson

/s/ DENNIS HENDRIX               Director
Dennis Hendrix

/s/ WARREN B. RUDMAN             Director
Warren B. Rudman

/s/ VINCENT TESE                 Director
Vincent Tese

                                  EXHIBIT INDEX

                                                            Sequentially
                                                               Numbered
      Exhibit         Description                                Page
        5.1           Opinion of Fried, Frank, Harris,
                      Shriver and Jacobson

       23.1           Consent of Arthur Andersen LLP

       23.2           Consent of Coopers & Lybrand

       23.3           Consent of Fried, Frank, Harris,
                      Shriver and Jacobson

       24.1           Power of Attorney